Exhibit 10.16

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL.

WATERFRONT PLAZA

SAN FRANCISCO, CALIFORNIA

OFFICE LEASE AGREEMENT

BETWEEN

JPPF WATERFRONT PLAZA, L.P., a Delaware limited partnership

(“LANDLORD”)

AND

Third Harmonic Bio, Inc., a Delaware corporation

(“TENANT”)

1

DOCPROPERTY "CUS_DocIDChunk0" 06735\004\9310597.v8

TABLE OF CONTENTS

1. Basic Lease Information.	1
2. Lease Grant.	3
3. Possession.	3
4. Rent.	5
5. Compliance with Laws; Use.	6
6. Security for Lease.	7
7. Building Services.	8
8. Leasehold Improvements.	9
9. Repairs and Alterations.	9
10. Entry by Landlord.	11
11. Assignment and Subletting.	11
12. Liens.	13
13. Indemnity and Waiver of Claims.	14
14. Insurance.	16
15. Subrogation.	17
16. Casualty Damage.	17
17. Condemnation.	18
18. Events of Default.	19
19. Remedies.	19
20. Landlord Default; Limitation of Liability.	22
21. Relocation.	23
22. Holding Over.	23
23. Subordination to Mortgages; Estoppel Certificate.	24
24. Notice.	24
25. Surrender of Premises.	25

26. Miscellaneous.	25

The following exhibits and attachments are incorporated into and made a part of this Lease:

Exhibit A - Outline and Location of Premises

Exhibit B - Expenses, Taxes and Insurance Expenses

Exhibit C - Work Agreement

Exhibit D - Commencement Letter

Exhibit E - Building Rules and Regulations

Exhibit F - Additional Provisions

Exhibit G - Parking Agreement

Exhibit H - Asbestos Notification

Exhibit I - Existing Exclusives

Exhibit J - Disability Access Notice

v

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (this “Lease”) is entered into as of October 19, 2022, by and between JPPF WATERFRONT PLAZA, L.P., a Delaware limited partnership (“Landlord”), and Third Harmonic Bio, Inc., a Delaware corporation (“Tenant”).

1. Basic Lease Information.

1.01 “Building” means the building located at 1700 Montgomery Street, San Francisco, California, commonly known as 1700 Montgomery. “Rentable Area of the Building” is deemed to be 142,466 square feet.

1.02 “Premises” means the area shown on Exhibit A to this Lease. The Premises consists of a portion of the second (2nd) floor known as Suite 210. The “Rentable Area of the Premises” is deemed to be 4,703 square feet. All Rentable Area referred to herein is calculated in accordance with the modified guidelines of the Building Owners and Managers Association International (ANSI/BOMA Z65.1-2017 - Method A) as interpreted and applied by Landlord’s measurement firm to the Building. Landlord and Tenant stipulate and agree that the Rentable Area of the Building and the Premises as set forth herein are correct and shall not be subject to remeasurement during the initial Term.

1.03 “Base Rent”:

Period/ Months of Term	Annual Rate Per RSF	Monthly Base Rent
Month 1* - Month 12	$70.00	$27,434.17**
Month 13 - Month 24	$72.10	$28,257.19
Month 25 - Month 36	$74.26	$29,103.73
Month 37 - Month 48	$76.49	$29,977.71
Month 49 - Month 60	$78.79	$30,879.11
Month 61 - Month 63	$81.15	$31,804.04

* If the Commencement Date is other than the first (1st) day of a calendar month, “Month 1” shall be the first full calendar month of the Term plus any partial calendar month in which Commencement Date occurs, and in such event, Tenant shall pay the prorated amount of the monthly installment of Base Rent for such partial calendar month on the Commencement Date

** Subject to abatement pursuant to Section 4.02.

1.04 “Tenant’s Share”: [***]%.

1.05 “Base Year” for Taxes (defined in Exhibit B): 2023;
“Base Year” for Expenses (defined in Exhibit B): 2023;
“Base Year” for Insurance Expenses (defined in Exhibit B): 2023.

1.06 “Term”: The period commencing on the Commencement Date (defined below) and, unless terminated earlier in accordance with this Lease, ending on the last day of the sixty-third (63rd) full calendar month after the Commencement Date (the “Termination Date”). The “Commencement Date” shall be the earlier of: (i) the date on which Tenant is properly and correctly notified that the Tenant Improvements (defined in Section 1.15) are Substantially Complete (defined in the Work Agreement), or (ii) the date Tenant occupies the Premises for the purpose of conducting business therein. The parties anticipate that the Tenant Improvements will be Substantially Complete on or about the date that is two (2) months following mutual execution of this Lease (the “Target Commencement Date”).

1.07 “Parking Rights”: Five (5) parking spaces.

1.08 “Security Deposit”: $190,753.68, subject to possible reduction in accordance with Section 6.02.

1.09 “Brokers”: Jones Lang LaSalle, representing Landlord, and
Evolution Real Estate, Inc. dba Faller Real Estate, representing Tenant.

1.10 “Permitted Use”: General office and administrative use.

1.11 “Notice Address(es)”:

Landlord:	Tenant:

JPPF Waterfront Plaza, L.P.

Ponce City Market
675 Ponce de Leon Avenue, NE, 7th Floor

Atlanta, Georgia 30308

Attn: General Counsel and
         Asset Manager, Waterfront Plaza
and:

JPPF Waterfront Plaza, L.P.

1700 Montgomery, Suite 110

San Francisco, California 94111
Attn: Asset Manager, Waterfront Plaza

and:

Waterfront Plaza

1700 Montgomery, Suite 110

San Francisco, California 94111
Attn: Property Manager

Prior to the Commencement Date:

Third Harmonic Bio

300 Technology Square, 8th Floor

Cambridge, MA 02139

From and after the Commencement Date:

Third Harmonic Bio

1700 Montgomery Street, Suite 210 San Francisco, California 94111

Rent Payments: Rent shall be payable to “JPPF WATERFRONT PLAZA, L.P.” as follows:

If by Wire or ACH:

JPPF Waterfront Plaza, L.P.

Wire ABA Routing #:
ACH ABA Routing #:
Name of Account:
Account #:

If by US Mail:

JPPF Waterfront Plaza, L.P.

P.O. Box 31001-2173
Pasadena, California 91110-2173

If by overnight or special courier:

JPPF Waterfront Plaza, L.P.

Lockbox #912173
Pasadena Tech Center
465 N Halstead Street, Suite 160
Pasadena, California 91107

1.12 “Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate additional Holidays that are commonly recognized by other office buildings in the area where the Building is located. “Building Service Hours” are 7:00 a.m. to 6:00 p.m. on Business Days (excluding weekends and Holidays).

1.13 “Tenant Improvements” mean the work that Landlord is obligated to perform in the Premises, pursuant to the work agreement, attached to this Lease as Exhibit C (the “Work Agreement”).

1.14 “Complex” means Waterfront Plaza, consisting of those certain buildings and related improvements (including parking facilities) located at 50 Francisco Street, 60 Francisco Street, 1700 Montgomery Street, and 1800 Montgomery Street together with the parcel(s) of land on which the same are located.

2. Lease Grant.

The Premises are hereby leased to Tenant from Landlord for the Term, together with the right to use the Common Areas, subject to the terms and conditions of this Lease. For purposes of this Lease, “Common Areas” mean those certain areas and facilities of the Building and other improvements on the Complex which are, from time to time, provided by Landlord for the use in common of tenants of the Building and their employees, clients, customers, licensees and invitees or for use by the public, which facilities and improvements include any and all common corridors, elevator foyers, the lobby, vending areas, bathrooms on multi-tenant floors, electrical and telephone rooms, mechanical rooms, janitorial areas and other similar facilities of the Building and any and all grounds, landscaped areas, outside sitting areas, sidewalks, walkways and pedestrianways.

3. Possession.

3.01 Subject to Landlord’s obligation to provide services as set forth in Section 7.01, to perform its maintenance obligations as set forth in this Lease, and to complete the Tenant Improvements and to perform any other obligations set forth in Exhibit C, Tenant is leasing the Premises in “as-is, where is” condition, without any obligation on the part of Landlord to make or pay for any improvements therein. Subject to the foregoing, no other representation or warranty, express or implied, has been made by Landlord with respect to any matter whatsoever, including the condition of the Premises or the Building, the suitability of the Premises or the Building for Tenant’s particular use, or any other conditions that may affect Tenant’s use and enjoyment of the Premises or the Building. No rights to any view or to light or air over the Building or any other property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. Landlord’s failure to Substantially Complete the Tenant Improvements by the Target Commencement Date (described in Section 1.06) shall not be a Landlord Default or otherwise render Landlord liable for damages. Landlord shall not be liable for a failure to deliver possession of the Premises or any other space due to the holdover or unlawful possession of such space by another party, provided, however, Landlord shall use commercially reasonable efforts to obtain possession of any such space. Notwithstanding anything herein to the contrary, in the event Landlord has not delivered the Premises with the Tenant Improvements Substantially Complete by the date which is thirty (30) days following the Target Commencement Date as such date shall be extended by any Tenant Delay (such date, the “Outside Delivery Date”), then in addition to the delay of the Commencement Date, Tenant shall receive a credit against Base Rent from and after the actual Commencement Date equal to one (1) day of Base Rent for each such day of delay beyond the Outside Delivery Date. In any event, Landlord shall use commercially reasonable efforts to notify Tenant of the Commencement Date at least thirty (30) days prior to the Commencement Date. Except as otherwise provided in this Lease, including without limitation Section 3.02, Tenant shall not be permitted to take possession of or enter the Premises prior to the Commencement Date without Landlord’s permission. Promptly after the determination of the Commencement Date, Landlord and Tenant shall execute and deliver a letter in the form attached hereto as Exhibit D (the “Commencement Letter”). Tenant’s failure to execute and return the Commencement Letter, or to provide a good faith written objection to the statements contained in the Commencement Letter, within ten (10) days after the delivery of the Commencement Letter to Tenant, shall be deemed an approval by Tenant of the statements contained therein. Notwithstanding anything to the contrary herein, Tenant’s acceptance of the Premises is subject to any punch list work to be performed by Landlord or defects not readily observable by Tenant.

3.02 Subject to the terms and conditions of this Lease including, without limitation, Section 13, and provided Landlord has received the pre-paid Base Rent required by Section 4.01 below, the Security Deposit and evidence of Tenant’s procurement of all insurance coverage required hereunder, Tenant, at Tenant’s sole risk, shall be permitted to enter the Premises from and after the date that is ten (10) days prior to the Commencement Date, for all permitted uses under this Lease, including installing furniture, fixtures and equipment and otherwise occupying the Premises for the conduct of business therein. Landlord may withdraw such permission for Tenant to enter the Premises, if Landlord reasonably determines that such entry is causing a dangerous situation for Landlord, Tenant, Tenant’s vendors and contractors or other tenants in the Building or is delaying or interfering with the progress of any work within the Building. Tenant will have no obligation to pay Rent during such early access period, except for the cost of services requested by Tenant (e.g., after hours HVAC service, after hours security, etc.), provided, however, Landlord will not charge Tenant, and Tenant shall have no obligation to pay, for Tenant’s use of the freight elevator in the Building during such early access period. If Tenant so commences business operations in the Premises, then the Commencement Date shall be deemed to have occurred on the date that Tenant commences such business operations.

4. Rent.

4.01 From and after the Commencement Date, Tenant shall pay Landlord, without any setoff or deduction, unless expressly set forth in this Lease, all Base Rent and Additional Rent due for the Term (collectively referred to as “Rent”). “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this Lease. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent. Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand, provided that the installment of Base Rent attributable to the fourth (4th) full calendar month of the Term shall be due concurrently with the execution of this Lease by Tenant. All other items of Rent shall be due and payable on or before thirty (30) days after Tenant receives a correct billing from Landlord. Rent shall be made payable to the entity, and sent to the address, that Landlord designates and shall be made by good and sufficient check or by other means acceptable to Landlord. Landlord may return to Tenant, at any time within fifteen (15) days after receiving same, any payment of Rent (a) made following any Default (irrespective of whether Landlord has commenced the exercise of any remedy), or (b) that is less than the amount due. Each such returned payment (whether made by returning Tenant’s actual check, or by issuing a refund in the event Tenant’s check was deposited) shall be conclusively presumed not to have been received or approved by Landlord. If Tenant does not pay any Rent within five (5) business days after the date when the same is due hereunder, Tenant shall pay Landlord an administration fee in the amount of five percent (5%) of the past due amount. In addition, if Tenant does not pay any Rent within thirty (30) days after the date when the same is due, such past due Rent shall accrue interest at a rate equal to the lesser of (i) ten percent (10%) per annum or (ii) the maximum legal rate. To ascertain whether any interest payable exceeds the legal limits imposed, any non-principal payment (including the administration fee) shall be considered to the extent permitted by Law to be an expense or a fee, premium or penalty, rather than interest. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the oldest obligation due from Tenant hereunder, then to any current Rent then due hereunder, notwithstanding any statement to the contrary contained on or accompanying any such payment from Tenant. Rent for any partial month during the Term shall be prorated. No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction. Accordingly, Tenant hereby waives the provisions of California Uniform Commercial Code §3311 (and any similar Law that would permit an accord and satisfaction contrary to the provisions of this Section 4.01). Any partial payment shall be treated as a payment on account, and Landlord may accept such payment without prejudice to Landlord’s right to recover any balance due or to pursue any other remedy permitted by this Lease. No payment, receipt or acceptance of Rent following (a) any Default; (b) the commencement of any action against Tenant; (c) termination of this Lease or the entry of judgment against Tenant for possession of the Premises; or (d) the exercise of any other remedy by Landlord, shall cure the Default, reinstate the Lease, grant any relief from forfeiture, continue or extend the Term, or otherwise affect or constitute a waiver of Landlord’s right to or exercise of any remedy, including Landlord’s right to terminate the Lease and recover possession of the Premises; provided, however, the full payment of all amounts required to cure any Monetary Default shall operate to cure said Default if paid within the time period provided in this Lease. The foregoing constitutes actual notice to Tenant of the provisions of California Code of Civil Procedure §1161.1(c).

4.02. Notwithstanding Section 4.01 above to the contrary, so long as Tenant is not in Default, Tenant shall be entitled to an abatement of Base Rent for the first three (3) full calendar months of the Term (the “Abatement Period”). The total amount of Base Rent abated during the Abatement Period is referred to herein as the “Abated Rent”. If Tenant’s Default at any time results in the termination of this Lease, then at Landlord’s option, all then-unamortized Abated Rent credited to Tenant prior to the occurrence of the Default (assuming amortization of Abated Rent on a straight-line basis over the Term) shall become due and payable to Landlord. No such recapture by Landlord of the Abated Rent pursuant to the foregoing sentence shall constitute a waiver of any Default of Tenant or any election of remedies by Landlord.

4.03. Tenant shall pay Tenant’s Share of Taxes, Insurance Expenses and Expenses in accordance with Exhibit B of this Lease. In addition, Tenant shall pay before delinquency any and all taxes levied or assessed and which become payable by Tenant (or directly or indirectly by Landlord) during the Term (excluding, however, state and federal personal or corporate income taxes measured by the net income of Landlord from all sources, capital stock taxes, and estate and inheritance taxes), whether or not now customary or within the contemplation of the parties hereto, which are based upon, measured by or otherwise calculated with respect to: (i) the gross or net rental income of Landlord under this Lease, including, without limitation, the San Francisco Early Care and Education Commercial Rents Tax (2018 Proposition C), any gross receipts tax levied by any taxing authority, or any other gross income tax or excise tax levied by any taxing authority with respect to the receipt of the rental payable hereunder; (ii) the value of Tenant’s equipment, furniture, fixtures or other personal property located in the Premises; (iii) the possession, lease, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; (iv) the value of any leasehold improvements, alterations or additions made in or to the Premises, regardless of whether title to such improvements, alterations or additions shall be in Tenant or Landlord; or (v) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.04 Tenant shall have the right to audit Landlord in accordance with Section 7 of Exhibit B of this Lease.

5. Compliance with Laws; Use.

The Premises shall be used for the Permitted Use and for no other use whatsoever. Landlord shall construct the Tenant Improvements in compliance with any and all Laws and legal requirements. From and after the Commencement Date, Tenant shall comply with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity whether in effect now or later, including the Americans with Disabilities Act and the Controlled Substances Act (“Law(s)”), regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises; provided, however, Tenant shall have no obligation to make physical modifications to the Premises or the Base Building to comply with such Laws unless such obligations are triggered by Tenant’s specific use of the Premises (other than for general office use) or Alterations. “Base Building” shall mean the structural portions of the Building, the public restrooms and the Building mechanical, electrical, fire/life-safety and plumbing systems and equipment. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law in connection with the Premises. Tenant shall not exceed the standard density limit for the Building (i.e., one (1) person per every 150 square feet of Rentable Area of the Premises). (the “Standard Density”). Tenant may occupy the Premises at a density greater than the Standard Density, provided that such occupancy density is in compliance with applicable Law. Tenant hereby acknowledges that the Building’s HVAC system and electrical systems are not designed to service space occupied at a density greater than the Standard Density, and, as a consequence, if and to the extent that Tenant desires additional HVAC services or electrical infrastructure to service any portion of the Premises and/or if any required modifications to the Premises or to the Building or Building Systems (for example, but not by way of limitation, upgrades or modifications to the fire stairways or restrooms) are required due to Tenant’s occupancy of the Premises (or any portion thereof) at a density greater than the Standard Density, then Tenant will be solely responsible for the cost of providing such additional services, infrastructure or modifications (which may be carried out by Landlord for the account of Tenant). Tenant shall comply with the rules and regulations attached hereto as Exhibit E and such other reasonable rules and regulations adopted by Landlord from time to time, including rules and regulations for the performance of Alterations (defined in Section 9.03). Subject to Tenant’s obligations set forth above, Landlord, at its sole cost and expense (except to the extent properly included in Expenses), shall be responsible for correcting any violations of Title III of the Americans with Disabilities Act with respect to the Common Areas and the Base Building. Notwithstanding the foregoing, Landlord shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by Law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Law. Notwithstanding the foregoing, Tenant, not Landlord, shall be responsible for the correction of any violations that arise out of or in connection with the specific nature of Tenant’s business in the Premises (other than general office use) and/or the acts or omissions of Tenant, its agents, employees or contractors, Tenant’s arrangement of any furniture, equipment or other property in the Premises, any repairs, or alterations performed by or on behalf of Tenant and any design or configuration of the Premises specifically requested by Tenant. Notwithstanding anything to the contrary contained herein, in no event shall Tenant or any Permitted Tenant Parties conduct or permit any activities in the Premises that will violate the exclusive rights granted to current occupants of the Complex, as set forth on Exhibit I attached hereto.

6. Security for Lease.

6.01 The Security Deposit, in the form of cash or in the form of a Letter of Credit, pursuant to the provisions of Exhibit F attached hereto shall be delivered to Landlord concurrently with the execution of this Lease by Tenant and held by Landlord without liability for interest (unless required by Law) as security for the performance of Tenant’s obligations. The Security Deposit is not an advance payment of Rent or a measure of damages. Landlord may from time to time and without prejudice to any other remedy provided in this Lease or by Law, use all or a portion of the Security Deposit to the extent necessary to satisfy past due Rent or to satisfy any other loss or damage resulting from Tenant’s breach of this Lease. If Landlord uses any portion of the Security Deposit, Tenant, within five (5) days after demand, shall restore the Security Deposit to its original amount. Landlord shall return any unapplied portion of the Security Deposit to Tenant within forty-five (45) days after the later to occur of the Termination Date or the date Tenant surrenders the Premises to Landlord in compliance with Section 25. Landlord may assign the Security Deposit to a successor or transferee and, following the assignment, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any similar or successor Laws now or hereafter in effect.

6.02 Provided that Tenant is not in Default and has not previously been in Default, then upon written request by Tenant the Security Deposit may be reduced as of the first (1st) day of the thirty-seventh (37th) full calendar month after the Commencement Date by an amount equal to $95,376.84 (the “Reduction Amount”). Such reduction in the Security Deposit will be accomplished by Landlord’s return to Tenant, within thirty (30) days of Tenant’s reduction request, of the Reduction Amount by check. Alternatively, if the Security Deposit has been provided in the form of a Letter of Credit, then in order to effect any such reduction, Tenant shall deliver written notice to Landlord requesting such reduction in accordance with this 6.02. Within five (5) business days after receipt of such notice, provided that the conditions for reduction are satisfied, Landlord shall request that the financial institution that issues the Letter of Credit either deliver an amendment to the existing Letter of Credit or a replacement letter of credit in the new amount that otherwise complies with all other applicable requirements specified in Exhibit F.

7. Building Services.

7.01 Landlord shall furnish Tenant with the following services: (a) water for use in the Base Building lavatories; (b) customary heat and air conditioning in season during Building Service Hours, although (i) Tenant shall have the right to receive HVAC service during hours other than Building Service Hours by paying Landlord’s then standard charge for additional HVAC service and providing such prior notice as is reasonably specified by Landlord (Landlord’s charge for additional HVAC service shall be based on a minimum of four (4) hours of usage), and (ii) if Tenant is permitted to connect any supplemental HVAC units to the Building’s condenser water loop or chilled water line, such permission shall be conditioned upon Landlord having adequate excess capacity from time to time and such connection and use shall be subject to Landlord’s reasonable approval and reasonable restrictions imposed by Landlord, and Landlord shall have the right to charge Tenant a connection fee and/or a monthly usage fee, as reasonably determined by Landlord; (c) standard janitorial service on Business Days; (d) elevator service; (e) electricity in accordance with the terms and conditions in Section 7.02; (f) access to the Building for Tenant and its employees twenty-four (24) hours per day/7 days per week, subject to the terms of this Lease and such protective services or monitoring systems, if any, as Landlord may reasonably impose, including, without limitation, sign-in procedures and/or presentation of identification cards; and (g) such other services as Landlord reasonably determines are necessary or appropriate for the Complex. If Landlord, at Tenant’s request, provides any services which are not Landlord’s express obligation under this Lease, including, without limitation, any repairs which are Tenant’s responsibility pursuant to Section 9 below, Tenant shall pay Landlord, or such other party designated by Landlord, the cost of providing such service plus a reasonable administrative charge.

7.02 Electricity used by Tenant in the Premises shall be paid for by Tenant through inclusion in Expenses (except as provided for excess usage). Without the consent of Landlord, Tenant’s use of electrical service shall not exceed Building standard usage, per square foot, as reasonably determined by Landlord, based upon the Building standard electrical design load. Landlord shall have the right to measure electrical usage by commonly accepted methods, including the installation of measuring devices such as submeters and check meters. If it is determined that Tenant is using electricity in such quantities or during such periods as to cause the total cost of Tenant’s electrical usage, on a monthly, per-rentable-square-foot basis, to materially exceed that which Landlord reasonably deems to be standard for the Building, Tenant shall pay Landlord Additional Rent for the cost of such excess electrical usage and, if applicable, for the cost of purchasing and installing the measuring device(s).

7.03 Landlord’s failure to furnish, or any interruption, diminishment or termination of services due to the application of Laws, the failure of any equipment, the performance of maintenance, repairs, improvements or alterations, utility interruptions or the occurrence of an event of Force Majeure (defined in Section 26.03) (collectively a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future law, ordinance or governmental regulation permitting the termination of this Lease due to an interruption, failure or inability to provide any services. However, if the Premises, or a material portion of the Premises, are made untenantable for a period in excess of five (5) consecutive Business Days (and the Premises are not being used by Tenant) as a result of a Service Failure that is reasonably within the control of Landlord to correct, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the sixth (6th) consecutive Business Day of the Service Failure and ending on the day the service has been restored. If the entire Premises have not been rendered untenantable by the Service Failure, the amount of abatement shall be equitably prorated.

8. Leasehold Improvements.

All improvements in and to the Premises, including any Alterations (defined in Section 9.03) (collectively, “Leasehold Improvements”) shall remain upon the Premises at the end of the Term without compensation to Tenant, provided that Tenant, at its expense, shall remove all Cable (defined in Section 9.01 below) and that Tenant may remove any Alterations, improvements, fixtures and/or equipment which have not been paid for by Landlord, provided that Tenant repair any damage caused by such removal and restore the Premises to the condition existing prior to installation of the same. Tenant shall not be required to remove the Tenant Improvements constructed by Landlord in the Work Agreement. In addition, Landlord, by written notice delivered to Tenant at least 30 days prior to the Termination Date, may require Tenant, at Tenant’s expense, to remove any Alterations (the Cable and such other items collectively are referred to as “Required Removables”), but shall not require Tenant to remove any improvements that were part of the Tenant Improvements. Required Removables shall include, without limitation, internal stairways, raised floors, personal baths and showers, vaults, supplemental HVAC units (and associated mechanical infrastructure), rolling file systems and structural alterations and modifications and specialized non-standard office improvements (game room, bowling alley, etc.). Notwithstanding the foregoing, Tenant, at the time it requests approval for a proposed Alteration, including any initial Alterations or Tenant Improvements, may request in writing that Landlord advise Tenant whether the improvement is a Required Removable. In such event, if Landlord approves the Alteration(s) in question, Landlord shall advise Tenant concurrently with such approval as to which portions of the proposed Alterations or other improvements are Required Removables. Required Removables shall be removed by Tenant before the Termination Date. Tenant shall repair damage caused by the installation or removal of Required Removables to Landlord’s satisfaction. If Tenant fails to perform its obligations in a timely manner, Landlord may perform such work at Tenant’s expense.

9. Repairs and Alterations.

9.01 Tenant, at its sole cost and expense, shall perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and keep the Premises in good condition and repair, reasonable wear and tear excepted. Tenant’s repair and maintenance obligations include, without limitation, repairs to: (a) floor covering; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) Alterations; (f) supplemental air conditioning units, kitchens, including hot water heaters, plumbing, and similar facilities exclusively serving the Premises, whether such items are installed by Tenant or are currently existing in the Premises and whether such items are located within or outside of the Premises; and (g) electronic, fiber, phone and data cabling and related equipment installed by or for the exclusive benefit of Tenant (collectively, “Cable”). Provided, however, if any such floor covering, interior partitions, doors, supplemental air conditioning units, kitchens, including hot water heaters, plumbing, and similar facilities installed in the Premises by Landlord as part of the Tenant Improvements fails or proves to be defective, then to the extent such failure or defect is covered by warranty or guarantee provided by a third party to Landlord, Landlord shall use commercially reasonable efforts to enforce such warranty or guaranty. All repairs and other work performed by Tenant or its contractors, including that involving Cable, shall be subject to the terms of Section 9.03 below. If Tenant fails to make any repairs to the Premises for more than fifteen (15) days after notice from Landlord (although notice shall not be required in an emergency), Landlord may make the repairs and Tenant shall pay the reasonable cost of the repairs, together with an administrative charge equal to [***] percent ([***]%) of the cost of the repairs.

9.02 Landlord shall keep and maintain in good repair and working order and perform maintenance upon the: (a) Base Building; (b) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building in general (the “Building Systems”); (c) Common Areas; (d) roof of the Building; (e) exterior windows of the Building; and (f) elevators. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932, and Sections 1941 and 1942 of the California Civil Code, or any similar or successor Laws now or hereafter in effect.

9.03 Tenant shall not make alterations, repairs, additions or improvements or install any Cable (collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld, conditioned, or delayed. However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from the exterior of the Premises or Building; (c) will not affect the Base Building (defined in Section 5); (d) does not require work to be performed inside the walls or above the ceiling of the Premises; (e) will not create excessive noise or result in the dispersal of odors or debris (including dust or airborne particulate matter); (f) costs less than $25,000.00; and (g) does not require the issuance of a construction permit. Cosmetic Alterations shall be subject to all the other provisions of this Section 9.03. Prior to starting any work (other than a Cosmetic Alteration), Tenant shall furnish Landlord with a proposed schedule for work and detailed plans and specifications (which shall be in CAD format if requested by Landlord) prepared by a duly licensed architect or engineer; names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Base Building, Building Systems and vertical Cable, as may be described more fully below); required permits and approvals; evidence of contractor’s and subcontractor’s insurance in form and amounts reasonably required by Landlord and any security for performance in amounts reasonably required by Landlord. Landlord may designate specific contractors with respect to oversight, installation, repair, connection to, and removal of vertical Cable. All Cable shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Cable with wire) to show Tenant’s name, suite number, and the purpose of such Cable (i) every 6 feet outside the Premises (specifically including, but not limited to, the electrical room risers and any Common Areas), and (ii) at the termination point(s) of such Cable. All changes to plans and specifications must also be submitted to Landlord for its approval which shall not be unreasonably withheld, conditioned or delayed. Alterations shall be constructed in a good and workmanlike manner using materials of a quality reasonably approved by Landlord, and Tenant shall ensure that no Alteration impairs any Building system or Landlord’s ability to perform its obligations hereunder. Landlord’s consent may be given or withheld in Landlord’s sole discretion if the proposed Alterations would (a) affect any structural component of the Building; (b) be visible from or otherwise affect any portion of the Building other than the interior of the Premises; (c) affect the Base Building or any Building Systems; (d) result in Landlord being required under any Laws to perform any work that Landlord could otherwise avoid or defer; (e) result in an increase in the demand for utilities or services that Landlord is required to provide (whether to Tenant or to any other tenant in the Building); (f) cause an increase in any Insurance Expenses, provided Tenant does not offer to reimburse Landlord for such increase; (g) result in the disturbance or exposure of, or damage to, any ACM or other Hazardous Material (defined below); or (h) violate or result in a violation of any Law, Rule or requirement under this Lease. Tenant shall reimburse Landlord for any sums paid by Landlord for third party examination of Tenant’s plans for non-Cosmetic Alterations. In addition, Tenant shall pay Landlord a fee for Landlord’s oversight and coordination of any non-Cosmetic Alterations equal to [***] percent ([***]%) of the cost of such non-Cosmetic Alterations. Neither the payment of any such fees or costs, nor the monitoring, administration or control by Landlord of any contractor or any part of the Alterations shall be deemed to constitute any express or implied warranty or representation that any Alteration was properly designed or constructed, nor shall it create any liability on the part of Landlord. Landlord’s approval of an Alteration shall not be deemed a representation by Landlord that the Alteration complies with Law. Upon completion of any Alteration, Tenant shall (a) furnish Landlord with “as-built” plans (in CAD format, if requested by Landlord) for non-Cosmetic Alterations, (b) cause a timely notice of completion to be recorded in the Office of the Recorder of the county in which the Building is located, in accordance with California Civil Code §8182 or any successor statute; and (c) deliver to Landlord evidence of full payment and unconditional final lien waivers for all labor, services and materials furnished in connection therewith.

10. Entry by Landlord.

Landlord may enter the Premises at reasonable times upon reasonable advance notice to Tenant (not to be less than 24 hours, except in case of emergency) to inspect, show or clean the Premises or to perform or facilitate the performance of repairs, alterations or additions to the Premises or any portion of the Building. Except in emergencies or to provide services, Landlord shall provide Tenant with prior verbal notice of entry and shall use reasonable efforts to minimize any interference with Tenant’s use of the Premises. To the extent Landlord reasonably deems necessary, Landlord may temporarily close all or a portion of the Premises to perform repairs, alterations and additions. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Building Service Hours. Entry by Landlord pursuant to this Section 10 shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent.

11. Assignment and Subletting.

11.01 Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed if Landlord does not exercise its recapture rights under Section 11.02. Without limitation, Landlord’s consent shall not be considered unreasonably withheld if the proposed transferee is a governmental entity or an occupant of the Building or if the proposed transferee, whether or not an occupant of the Building, is in discussions with Landlord regarding the leasing of space within the Building. If the entity(ies) which directly or indirectly controls the voting shares/rights of Tenant (other than through the ownership of voting securities listed on a recognized securities exchange) changes at any time, such change of ownership or control shall not constitute a Transfer. Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any similar or successor Laws, now or hereafter in effect, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable Laws, on behalf of the proposed transferee. Any Transfer in violation of this Section shall, at Landlord’s option, be deemed a Default by Tenant, and shall be voidable by Landlord. In no event shall any Transfer, including a Permitted Transfer, release or relieve Tenant from any obligation under this Lease, and Tenant shall remain primarily liable for the performance of the Tenant’s obligations under this Lease, as amended from time to time.

11.02 Tenant shall provide Landlord with financial statements (prepared in accordance with generally accepted accounting principles), a reasonably detailed calculation of excess rent (described in Section 11.03 below) and company information for the proposed transferee, a fully executed copy of the proposed assignment, sublease or other Transfer documentation and such other information as Landlord may reasonably request. Within thirty (30) days after receipt of the required information and documentation, Landlord shall either: (a) consent to the Transfer by execution of Landlord’s form of consent agreement; (b) reasonably refuse to consent to the Transfer in writing; or (c) in the event of an assignment of Tenant’s interest in this Lease or subletting of more than fifty percent (50%) of the Rentable Area of the Premises, recapture the portion of the Premises that Tenant is proposing to Transfer. If

Landlord exercises its right to recapture, this Lease shall automatically be amended (or terminated if the entire Premises is being assigned or sublet) to delete the applicable portion of the Premises effective on the proposed effective date of the Transfer, although Landlord may require Tenant to execute a reasonable amendment or other document reflecting such reduction or termination. Concurrently with Tenant’s request for a proposed Transfer, Tenant shall pay Landlord a review fee of $500.00 for Landlord’s review of any requested Transfer, regardless of whether consent is granted, and thereafter Tenant shall be obligated to pay all reasonable costs incurred by Landlord in preparing the documents for any requested Transfer, including but not limited to Landlord’s attorneys’ fees.

11.03 Tenant shall pay Landlord fifty percent (50%) of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer. Tenant shall pay Landlord for Landlord’s share of the excess within thirty (30) days after Tenant’s receipt of the excess. In determining the excess due Landlord, Tenant may first deduct from the excess any commercially reasonable attorneys’ fees and brokerage commissions directly incurred by Tenant and attributable to the Transfer.

11.04 Notwithstanding anything to the contrary contained in this Section 11, neither Tenant nor any other person having a right to possess, use, or occupy (for convenience, collectively referred to in this subsection as “Use”) the Premises shall enter into any lease, sublease, license, concession or other agreement for Use of all or any portion of the Premises which provides for rental or other payment for such Use based, in whole or in part, on the net income or profits derived by any person that leases, possesses, uses, or occupies all or any portion of the Premises (other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a transfer of any right or interest in the Use of all or any part of the Premises.

11.05 If Tenant’s interest in this Lease is assigned, Landlord may elect to collect Rent directly from the assignee. If the Premises or any part thereof is sublet or used or occupied by anyone other than Tenant, Landlord may, after any Default(s) by Tenant (or if Tenant becomes insolvent or rejects this Lease or any relevant sublease under section 365 of the Bankruptcy Code), collect from the subtenant or occupant all amounts due from such party to Tenant. Tenant hereby authorizes and directs any assignee or subtenant (a “Transferee”) to make payments of rent or other consideration directly to Landlord upon receipt of any notice from Landlord requesting such action. Landlord may apply all such amounts collected to Rent due or coming due hereunder, and no such collection or application shall be deemed a waiver of any of Landlord’s rights or remedies hereunder, or the acceptance by Landlord of such party as a permitted Transferee, or the release of Tenant or any Guarantor from any of its obligations under or in connection with this Lease. The consent by Landlord to any Transfer shall not relieve Tenant from obtaining the express written consent of Landlord to any other Transfer. The listing of any name other than that of Tenant on any door of the Premises or on any directory or in any elevator in the Building, or otherwise, or the acceptance of Rent for the Premises from any entity other than Tenant shall not operate to vest in the person so named any right or interest in this Lease or in the Premises, or be deemed to constitute, or serve as a substitute for, or any waiver of, any consent of Landlord required under this Section 11.

11.06 So long as Tenant is not entering into the Permitted Transfer for the purpose of avoiding or otherwise circumventing the remaining terms of this Article 11, Tenant may assign its entire interest in this Lease, without the consent of Landlord, to (i) an affiliate, subsidiary, or parent of Tenant, or a corporation, partnership or other legal entity wholly owned by Tenant (collectively, an “Affiliated Party”), or (ii) a successor to Tenant by purchase, merger, consolidation or reorganization, provided that all of the following conditions are satisfied (each such Transfer a “Permitted Transfer”): (1) Tenant is not in Default; (2) Tenant gives Landlord written notice at least fifteen (15) days prior to the effective date of the proposed Permitted Transfer, provided that Landlord shall sign a commercially reasonable confidentiality agreement with respect to such financial statements or information prior to such delivery; and (3) with respect to a purchase, merger, consolidation or reorganization or any other Permitted Transfer which results in Tenant ceasing to exist as a separate legal entity, (a) Tenant’s successor shall own all or substantially all of the assets of Tenant, and (b) Tenant’s successor shall have a net worth which is at least equal to the net worth of Tenant immediately prior to the Permitted Transfer. Tenant’s notice to Landlord shall include information and documentation showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement. As used herein, (A) “parent” shall mean a company which owns a majority of Tenant’s voting equity; (B) “subsidiary” shall mean an entity wholly owned by Tenant or at least 51% of whose voting equity is owned by Tenant; and (C) “affiliate”

shall mean an entity controlled by, controlling or under common control with Tenant. Notwithstanding the foregoing, any parent, affiliate or subsidiary to which this Lease has been assigned or transferred must comply with this Section 11 with respect to any subsequent Transfers.

12. Liens.

Tenant shall not permit mechanics’ or other liens to be placed upon or otherwise encumber the Complex, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant or its transferees, or the Premises. Tenant shall give Landlord notice at least fifteen (15) days prior to the commencement of any work in the Premises to afford Landlord the opportunity, where applicable, to post and record notices of non-responsibility. Tenant, within thirty (30) days of notice from Landlord, shall fully discharge any lien by settlement, by payment of the claim, posting a proper bond, or by insuring over the lien in the manner prescribed by the applicable lien Law and, if Tenant fails to do so, which failure is not cured within 10 business days of receipt of written notice from Landlord, Tenant shall be deemed in Default and, in addition to any other remedies available to Landlord as a result of such Default, Landlord, at its option (without any duty to investigate the validity of the lien or other encumbrance), may bond, insure over or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord in connection therewith, including, without limitation, reasonable attorneys’ fees.

13. Indemnity and Waiver of Claims.

13.01 Except to the extent caused by the negligence or misconduct of Landlord or any Landlord Related Parties (defined below), Tenant shall indemnify, protect, defend and hold Landlord and all Landlord Related Parties harmless against and from all liabilities, obligations, losses, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law) (collectively referred to as “Losses”), which may be imposed upon, incurred by or asserted against Landlord or any Landlord Related Parties by any third party to the extent arising out of or in connection with any damage or injury occurring in the Premises or any negligent or intentionally wrongful acts or omissions (including violations of Law) of Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees and agents (each a “Tenant Related Party”) or any of Tenant’s transferees, contractors, invitees or licensees. Tenant hereby waives all claims against and releases Landlord and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees (defined in Section 23) and agents (the “Landlord Related Parties”) from all claims for any injury to or death of persons, damage to property or business loss in any manner related to (a) Force Majeure, (b) acts of third parties, (c) the bursting or leaking of any tank, water closet, drain or other pipe, (d) the inadequacy or failure of any security or protective services, personnel or equipment, or (e) any matter not within the reasonable control of Landlord; provided, however the foregoing shall in no event release Landlord from any claims arising out if its gross negligence or willful misconduct.

13.02 “Environmental Laws” means all Laws pertaining to (a) protection of health against environmental hazards; (b) the protection of the environment, including air, soils, wetlands, and surface and underground water, from contamination by any substance that may have any adverse health effect; (c) underground storage tank regulation or removal; (d) protection or regulation of natural resources; (e) protection of wetlands or wildlife; (f) management, regulation and disposal of solid and hazardous wastes; (g) radioactive materials; (h) biologically hazardous materials; (i) indoor air quality; (j) the manufacture, possession, presence, use, generation, storage, transportation, treatment, release, emission, discharge, disposal, abatement, cleanup, removal, remediation or handling of any Hazardous Substances. Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. §1251 et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; and the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., as well as all similar state and local Laws. “Hazardous Material” means any substance the release of or the exposure to which is prohibited, limited or regulated by any Environmental Law, or which poses a hazard to human health because of its toxicity or other adverse effect, including (a) any “oil,” as defined by the Federal Water Pollution Control Act and regulations promulgated thereunder (including crude oil or any fraction of crude oil); (b) any radioactive material, including any source, special nuclear, or byproduct material as defined in 42 United States

Code §2011 et seq.; (c) Stacchybotris chartarum and other molds; (d) asbestos containing materials (“ACM”) in any form or condition; and (e) polychlorinated biphenyls (“PCBs”) and any substances or compounds containing PCBs.

(a) Tenant shall not use, store or permit Hazardous Materials to be present on or about the Premises. Notwithstanding the foregoing, Tenant may keep and use, solely for maintenance and administrative purposes, small amounts of ordinary cleaning and office supplies customarily used in business offices (such as, for example, glass cleaner, carpet spot remover, and toner for Tenant’s business equipment in use on the Premises), provided that Tenant complies with all Environmental Laws relating to the use, storage or disposal of all such supplies. With respect to the presence of Hazardous Materials in or about the Premises that are stored, used or permitted by Tenant or any Tenant Related Party, Tenant shall upon request from Landlord provide Material Safety Data Sheets (MSDS) in compliance with Hazard Communication Standards of the Occupational Safety & Health Administration.

(b) If the use, storage or possession of Hazardous Materials by Tenant or any Tenant Related Party on or about the Premises results in a release, discharge or disposal of Hazardous Materials on, in, at, under, or emanating from, the Premises or the Building, Tenant agrees to investigate, clean up, remove or remediate such Hazardous Materials in full compliance with (a) the requirements of all Environmental Laws, and any Governmental Authority responsible for the enforcement of any Environmental Laws; and (b) any additional requirements of Landlord that are necessary, in Landlord’s reasonable discretion, to protect the value of the Premises and the Building. Landlord shall also have the right, but not the obligation, to take whatever action with respect to any such Hazardous Materials that it deems necessary, in Landlord’s reasonable discretion, to protect the value of the Premises and the Building. All costs and expenses reasonably paid or incurred by Landlord in the exercise of such right shall be payable by Tenant upon written demand, itemizing such expenses with audit worthy documentation for Tenant’s review.

(c) Subject to Section 10 above, Landlord may inspect the Premises for the purpose of determining whether there exists on the Premises any Hazardous Materials or other condition or activity that is in violation of the requirements of this Lease or of any Environmental Laws. The right granted to Landlord herein to perform inspections shall not create a duty on Landlord’s part to inspect the Premises, or liability on the part of Landlord for Tenant’s use, storage or disposal of Hazardous Materials, it being understood that Tenant shall be solely responsible for all liability in connection therewith. Tenant shall surrender the Premises to Landlord upon the expiration or earlier termination of this Lease free of debris, waste or Hazardous Materials placed on or about the Premises by Tenant or any Tenant Related Party, and in a condition that complies with all Environmental Laws.

(d) Tenant shall indemnify, defend and hold harmless Landlord from and against any and all claims, damages, liabilities, fines, judgments, penalties, costs, losses (including loss in value of the Premises or the Building, the loss of rentable or usable space, any adverse effect on marketability of the Building or any space therein, and all sums paid for settlement of claims), costs incurred in connection with any site investigation or any cleanup, removal or restoration mandated by any Governmental Authority, and expenses (including attorneys’ fees, consultant and expert fees) to the extent attributable to (i) any Hazardous Materials placed on or about the Building by Tenant or any Tenant Related Party, or on or about the Premises by any party other than Landlord or Landlord Related Party, at any time during the Term, or (ii) Tenant’s failure to comply with any of its obligations under this Article 13, all of which shall survive the expiration or earlier termination of this Lease.

14. Insurance.

14.01 (a) Tenant agrees that, from and after the date on which Tenant first enters into the Premises, Tenant shall carry at its sole cost and expense the following types of insurance, in the amounts specified and in the form hereinafter provided for (“Tenant’s Insurance”):

(i) Commercial general liability insurance covering the Premises and Tenant’s use thereof against claims for contractual liability, personal injury or death, and property damage, occurring upon or about the Premises, such insurance to afford protection to the limit of not less than $[***] per occurrence. The foregoing may be maintained using so-called “umbrella policies” provided the stated coverages are provided;

(ii) Property damage insurance against “all-risks” of physical loss covering all Tenant Improvements and Alterations, whether paid for by Landlord or Tenant, within the core and shell of the Premises, heating, ventilating and air conditioning equipment, trade fixtures, signs and personal property from time to time upon or about the Premises, providing protection against perils included within standard forms of fire and extended coverage insurance policies, together with insurance against sprinkler damage, vandalism and malicious mischief;

(iii) Business interruption insurance for a period of at least twelve (12) months;

(iv) If alcohol or other distilled beverages are provided, or otherwise available in the Premises, Tenant shall carry host liquor liability coverage in amounts reasonably required by Landlord;

(v) Worker’s compensation insurance in the minimum amounts required by the State of California, and Employers’ Liability Insurance in an amount not less than $[***] per occurrence; and

(vi) Automobile liability insurance with a minimum combined single limit of liability of at least [***] dollars ($[***]) including coverage for owned, non-owned and hired vehicles.

(b) All such policies of insurance shall be issued in form and by issuers with a rating of “A-VIII” or higher by A.M. Best in the name of Tenant and shall name Landlord, its trustees and beneficiaries, Landlord's mortgagees, Landlord's managing agent, Landlord's advisor, and their respective officers, directors, agents and employees, and any other parties designated in writing by Landlord as additional insureds with respect to the liability insurance coverage, and shall name Landlord as the loss payee, as their interests may appear, with respect to the all-risk property insurance. Such policies shall be for the mutual and joint benefit and protection of Landlord and Tenant. All liability insurance obtained by Tenant shall be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant and shall contain a waiver of subrogation clause in favor of Landlord. Certificates evidencing each such policy shall be delivered to Landlord no later than the date of Tenant’s access to or occupancy of the Premises, and thereafter within thirty (30) days prior to the expiration of each such policy. All such policies of insurance shall contain a provision that the company writing said policy will give Landlord at least thirty (30) days’ prior written notice of any cancellation, or lapse, or the effective date of any reduction in the amounts of insurance. All such commercial general liability and property damage policies shall contain a provision that Landlord (and any other party named as an additional insured under this Article), although named as an additional insured, shall nevertheless be entitled to recover under said policies for any loss occasioned to it, its servants, agents and employees by reason of the negligence of Tenant. The minimum limits of such insurance policies shall be subject to increase if Landlord shall reasonably deem it necessary for adequate protection.

(c) All of Tenant’s contractors shall maintain worker’s compensation, liability insurance, and property insurance and such other insurance in force and effect as may be reasonably requested by Landlord or as required by applicable law and shall provide copies of applicable insurance certificates to Landlord for review and approval prior to the commencement of any work in the Premises. Any such insurance certificate for liability coverage shall name Landlord as additional insured.

14.02 Landlord shall maintain so called All Risk property insurance on the Building in coverage terms and amounts consistent with industry standards and reasonably determined by Landlord to be necessary, together with such other insurance coverage as Landlord, in its reasonable judgment, may elect to maintain; Landlord may elect to self-insure with respect to any such coverage.

15. Subrogation.

Landlord and Tenant hereby waive any rights they may have against each other on account of any loss or damage occasioned to Landlord or Tenant, their property, the Demised Premises or, its contents, arising from any risk covered by fire and extended coverage insurance maintained by Landlord or Tenant, as the case may be. The parties hereto each, on behalf of their respective insurance companies insuring the property of either Landlord or Tenant against any such loss, waive any right of subrogation that it may have against Landlord or Tenant, and covenant to use commercially reasonable efforts to cause such insurance companies to waive any such rights of subrogation.

16. Casualty Damage.

16.01 If, as a result of fire or other casualty (each, a “Casualty”), all or any portion of the Premises becomes untenantable or inaccessible, Landlord, with reasonable promptness, shall cause a general contractor selected by Landlord to provide Landlord with a written estimate of the amount of time required, using standard working methods, to substantially complete the repair and restoration of the Premises and any Common Areas necessary to provide access to the Premises (“Completion Estimate”). Landlord shall promptly forward a copy of the Completion Estimate to Tenant. If the Completion Estimate indicates that the Premises or any Common Areas necessary to provide access to the Premises cannot be made tenantable within 270 days from the date the repair is started (when such repairs are made without the payment of overtime or other premiums), then either party shall have the right to terminate this Lease upon written notice to the other within thirty (30) days after Landlord’s delivery of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the Casualty was caused by the negligence or intentional misconduct of Tenant or any Tenant Related Parties. In addition, Landlord, by notice delivered to Tenant within ninety (90) days after the date of the Casualty, shall have the right to terminate this Lease if the Building or Complex shall be damaged by Casualty, whether or not the Premises are affected, and one or more of the following conditions is present: (1) in Landlord’s reasonable judgment, repairs cannot reasonably be completed within two hundred seventy (270) days from the date the repairs are started (when such repairs are made without the payment of overtime or other premiums); (2) any Mortgagee requires that the insurance proceeds or a substantial portion thereof be applied to the payment of the mortgage debt; (3) the material damage is not fully covered by Landlord’s insurance policies provided Landlord maintained the insurance required by this Lease; or (4) the damage occurs during the last twelve (12) months of the Term.

16.02 If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, restore the Premises and Common Areas. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Law or any other modifications to the Common Areas reasonably deemed desirable by Landlord. Upon notice from Landlord, Tenant shall assign or endorse over to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant’s Insurance with respect to any Leasehold Improvements performed by or for the benefit of Tenant; provided if the estimated cost to repair such Leasehold Improvements exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the excess cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repairs. Within 15 days of demand, Tenant shall also pay Landlord for any additional excess costs that are determined during the performance of the repairs to such Leasehold Improvements. In no event shall Landlord be required to spend more for the restoration of the Premises and Common Areas than the proceeds received by Landlord, whether insurance proceeds under Landlord’s insurance or insurance proceeds or other amounts received from Tenant, unless such shortfall is a result of Landlord’s noncompliance with any obligation under this Lease. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof. Provided that Tenant is not in Default, during any period of time that all or a material portion of the Premises is rendered untenantable as a result of a Casualty, the Rent shall abate for the portion of the Premises that is untenantable.

16.03 The provisions of this Section 16 constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises or the Complex, and any Laws, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any similar or successor Laws now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises or the Complex.

17. Condemnation.

Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Complex which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building. The terminating party shall provide written notice of termination to the other party within thirty (30) days after it first receives notice of the Taking. The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. If this Lease is not terminated, Base Rent and Tenant’s Share shall be appropriately adjusted to account for any reduction in the square footage of the Building or Premises. All compensation awarded for a Taking shall be the property of Landlord. The right to receive compensation or proceeds are expressly waived by Tenant, provided, however, Tenant may file a separate claim for Tenant’s Property and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the amount of Landlord’s award. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure, and any similar or successor Laws.

18. Events of Default.

In addition to any other default specifically described in this Lease, each of the following occurrences shall be a “Default”: (a) Tenant’s failure to pay any portion of Rent when due, if the failure continues for five (5) days after written notice to Tenant (“Monetary Default”); (b) Tenant’s failure (other than a Monetary Default) to comply with any term, provision, condition or covenant of this Lease, if the failure is not cured within thirty (30) days after written notice to Tenant; provided, however, if Tenant’s failure to comply cannot reasonably be cured within thirty (30) days, Tenant shall be allowed additional time (not to exceed sixty (60) days) as is reasonably necessary to cure the failure so long as Tenant begins the cure within thirty (30) days and diligently pursues the cure to completion; (c) Tenant permits a Transfer without Landlord’s required approval or otherwise in violation of Section 11 of this Lease; (d) Tenant becomes insolvent, makes a transfer in fraud of creditors, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts when due or forfeits or loses its right to conduct business; (e) the leasehold estate is taken by process or operation of Law; or (f) in the case of any ground floor or retail Tenant, Tenant does not take possession of or abandons or vacates all or any portion of the Premises. If Landlord provides Tenant with notice of Tenant’s failure to comply with any specific provision of this Lease on three (3) or more occasions during any twelve (12) month period, Tenant may, as Landlord’s option, lose any renewal and/or expansion options. All notices sent under this Section shall be in satisfaction of, and not in addition to, notice required by Law. Tenant acknowledges that its obligation to pay Rent hereunder is a condition as well as a covenant, and that such obligation is independent of any and all covenants of Landlord hereunder except as otherwise specifically provided in this Lease. Tenant waives any rights of redemption or relief from forfeiture under California Code of Civil Procedure sections 1174 and 1179, or under any other applicable present or future Law, if Tenant is evicted or Landlord takes possession of the Premises by reason of any Default.

19. Remedies.

19.01 Upon the occurrence of any Default under this Lease, whether enumerated in Section 18 or not, Landlord shall have the option to pursue any one or more of the following remedies without any notice (except as expressly prescribed herein) or demand whatsoever (and without limiting the generality of the foregoing, Tenant hereby specifically waives notice and demand for payment of Rent or other obligations, except for those notices specifically required pursuant to the terms of Section 18 or this Section 19, and waives any and all other notices or demand requirements imposed by applicable Law):

(a) Terminate this Lease and Tenant’s right to possession of the Premises and recover from Tenant an award of damages in accordance with section 1951.2 of the California Civil Code or any successor statute as well as any such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under applicable law.

(b) Employ the remedy described in California Civil Code § 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due; or

(c) Notwithstanding Landlord’s exercise of the remedy described in California Civil Code § 1951.4 in respect of an event or events of default, at such time thereafter as Landlord may elect in writing, to terminate this Lease and Tenant’s right to possession of the Premises and recover an award of damages as provided above in Paragraph 19.01(a).

19.02 The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No waiver by either party of any breach hereof shall be effective unless such waiver is in writing and signed by the waiving party.

19.03 TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED BY SECTION 3275 OF THE CIVIL CODE OF CALIFORNIA AND BY SECTIONS 1174 (c) AND 1179 OF THE CODE OF CIVIL PROCEDURE OF CALIFORNIA AND ANY AND ALL OTHER LAWS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE LEASE TERM OR THEREAFTER PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THIS LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT’S BREACH.

THE PARTIES HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE. IF THE JURY WAIVER PROVISIONS OF THIS SECTION 19.03 ARE NOT ENFORCEABLE UNDER CALIFORNIA LAW, THEN THE FOLLOWING PROVISIONS SHALL APPLY. It is the desire and intention of the parties to agree upon a mechanism and procedure under which controversies and disputes arising out of this Lease or related to the Premises will be resolved in a prompt and expeditious manner. Accordingly, except with respect to actions for unlawful or forcible detainer or with respect to the prejudgment remedy of attachment, any action, proceeding or counterclaim brought by either party hereto against the other (and/or against its officers, directors, employees, agents or subsidiaries or affiliated entities) on any matters whatsoever arising out of or in any way connected with this Lease, Tenant’s use or occupancy of the Premises and/or any claim of injury or damage, whether sounding in contract, tort, or otherwise, shall be heard and resolved by a referee under the provisions of the California Code of Civil Procedure, Sections 638 — 645.1, inclusive (as same may be amended, or any successor statute(s) thereto) (the “Referee Sections”). Any fee to initiate the judicial reference proceedings and all fees charged and costs incurred by the referee shall be paid by the party initiating such procedure (except that if a reporter is requested by either party, then a reporter shall be present at all proceedings where requested and the fees of such reporter – except for copies ordered by the other parties – shall be borne by the party requesting the reporter); provided however, that allocation of the costs and fees, including any initiation fee, of such proceeding shall be ultimately determined in accordance with Section 26.02 below. The venue of the proceedings shall be in the county in which the Premises are located. Within 10 days of receipt by any party of a written request to resolve any dispute or controversy pursuant to this Section 19.03, the parties shall agree upon a single referee who shall try all issues, whether of fact or law, and report a finding and judgment on such issues as required by the Referee Sections. If the parties are unable to agree upon a referee within such 10 day period, then any party may thereafter file a lawsuit in the county in which the Premises are located for the purpose of appointment of a referee under the Referee Sections. If the referee is appointed by the court, the referee shall be a neutral and impartial retired judge with substantial experience in the relevant matters to be determined, from Jams/Endispute, Inc., the American Arbitration Association or similar mediation/arbitration entity. The proposed referee may be challenged by any party for any of the grounds listed in the Referee Sections. The referee shall have the power to decide all issues of fact and law and report his or her decision on such issues, and to issue all recognized remedies available at Law or in equity for any cause of action that is before the referee, including an award of attorneys’ fees and costs in accordance with this Lease. The referee shall not, however, have the power to award punitive damages, nor any other damages which are not permitted by the express provisions of this Lease, and the parties hereby waive any right to recover any such damages. The parties shall be entitled to conduct all discovery as provided in the California Code of Civil Procedure, and the referee shall oversee discovery and may enforce all discovery orders in the same manner as any trial court judge, with rights to regulate discovery and to issue and enforce subpoenas, protective orders and other limitations on discovery available under California law. The reference proceeding shall be conducted in accordance with California law (including the rules of evidence), and in all regards, the referee shall follow California law applicable at the time of the reference proceeding. The parties shall promptly and diligently cooperate with one another and the referee, and shall perform such acts as may be necessary to obtain a prompt and expeditious resolution of the dispute or controversy in accordance with the terms of this Section 19.03. In this regard, the parties agree that the parties and the referee shall use best efforts to ensure that (a) discovery be conducted for a period no longer than 6 months from the date the referee is appointed, excluding motions regarding discovery, and (b) a trial or arbitration date be set within 9 months of the date the referee is appointed. In accordance with Section 644 of the California Code of Civil Procedure, the decision of the referee upon the whole issue must stand as the decision of the court, and upon the filing of the statement of decision with the clerk of the court, or with the judge if there is no clerk, judgment may be entered thereon in the same manner as if the action had been tried by the court. Any decision of the referee and/or judgment or other order entered thereon shall be appealable to the same extent and in the same manner that such decision, judgment, or order would be appealable if rendered by a judge of the superior court in which venue is proper hereunder. The referee shall in his/her statement of decision set forth his/her findings of fact and conclusions of law. The parties intend this general reference agreement to be specifically enforceable in accordance with the Code of Civil Procedure. Nothing in this Section 19.03 shall prejudice the right of any party to obtain provisional relief or other equitable remedies from a court of competent jurisdiction as shall otherwise be available under the Code of Civil Procedure and/or applicable court rules.

19.04 No right or remedy herein conferred upon or reserved to either party is intended to be exclusive of any other right or remedy unless expressly stated otherwise, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing by agreement, applicable Law or in equity. In addition to other remedies provided in this Lease, Landlord may be entitled, to the extent permitted by applicable Law, to seek injunctive relief, or to seek a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to seek any other remedy allowed to Landlord at law or in equity. Forbearance by Landlord to enforce one or more of the remedies herein provided upon any Default shall not be deemed or construed to constitute a waiver of such Default.

19.05 If Tenant is in Default of any of its non-monetary obligations under the Lease beyond applicable notice and cure periods, Landlord shall have the right to perform such obligations. Tenant shall reimburse Landlord for the cost of such performance upon demand together with an administrative charge equal to [***] percent ([***]%) of the cost of the work performed by Landlord.

19.06 No act of Landlord or of any Landlord Related Party, including Landlord’s acceptance of the keys to the Premises, shall constitute Landlord’s acceptance of a surrender or abandonment of the Premises by Tenant prior to the expiration of the Term unless such acceptance is expressly acknowledged by Landlord in a written agreement executed by both parties.

19.07 This Section 19 shall be enforceable to the maximum extent such enforcement is not prohibited by applicable Law, and the unenforceability of any portion thereof shall not thereby render unenforceable any other portion.

20. Landlord Default; Limitation of Liability.

20.1 Landlord shall be in default hereunder (a “Landlord Default”) if Landlord has not commenced and pursued with reasonable diligence the cure of any failure of Landlord to meet its obligations hereunder within thirty (30) days after the receipt by Landlord of written notice from Tenant of the alleged failure to perform, which notice must be delivered by Tenant in accordance with the notice provisions of Section 24, provided that notice will be deemed to have been given, even if not delivered in accordance with Section 24, if Landlord acknowledges in writing the receipt of such notice. In no event shall Tenant have the right to terminate or rescind this Lease as a result of any Landlord Default as to any covenant or agreement contained in this Lease. Tenant hereby waives such remedies of termination and rescission and hereby agrees that Tenant’s remedies for any Landlord Default hereunder and for breach of any promise or inducement shall be limited to a suit for damages and/or injunction. In addition, Tenant hereby covenants that, prior to the exercise of any such remedies, it will use reasonable efforts to mitigate its damages and losses arising from any Landlord Default.

20.2 NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO THE LESSER OF (A) THE INTEREST OF LANDLORD IN THE PROPERTY, OR (B) THE EQUITY INTEREST LANDLORD WOULD HAVE IN THE PROPERTY IF THE PROPERTY WERE ENCUMBERED BY THIRD PARTY DEBT IN AN AMOUNT EQUAL TO 50% OF THE VALUE OF THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY LANDLORD RELATED PARTY. NEITHER ANY LIMITED PARTNER OF LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD RELATED PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN SECTION 23 BELOW), WRITTEN NOTICE AND THIRTY (30) DAYS TO CURE THE ALLEGED DEFAULT, AND LANDLORD SHALL NOT BE IN DEFAULT UNDER THIS LEASE UNLESS LANDLORD AND THE MORTGAGEE(S) HAVE FAILED TO CURE OR COMMENCE TO CURE OF SUCH ALLEGED DEFAULT WITHIN THE PERIOD SET FORTH IN SECTION 20.1 ABOVE.

21. Relocation.

Landlord, at its expense, once during the Term upon not less than sixty (60) days’ prior written notice to Tenant (a “Relocation Notice”), may relocate Tenant from the Premises to space that (i) is the same or larger size, (ii) has equal or superior finishes, and (iii) has a substantially similar configuration and layout with at least the same number of offices and space for the same number of non-office stations (such that Tenant’s furniture may be utilized in such space) (“Relocation Space”) within the Complex. Notwithstanding the foregoing sentence, Landlord may not relocate Tenant during the final twenty-four months of the Term; provided, however, that Landlord may relocate Tenant in accordance with this Section 21 during the final twenty-four months of the Term if Tenant and Landlord have agreed in principle to (1) extend the Term at least thirty-six (36) months after the Termination Date, or (2) execute a separate lease agreement governing Tenant’s occupancy of the Relocation Space for at least thirty-six (36) months after the Termination Date. Tenant shall not be obligated to pay any additional Base Rent or Additional Rent regardless of whether the Relocation Space is larger. Landlord shall pay all of Tenant’s reasonable costs of relocation which amount shall include, without limitation all costs for moving and installing Tenant’s furniture, equipment, supplies and other personal property, the installation of computer systems and telecommunication systems, internal costs due to the relocation, including notifying customers of the change of address and data entry, the cost of printing and distributing change of address notices to Tenant’s customers and one month’s supply of stationery showing the new address. Notwithstanding the forgoing, if Tenant in its good faith discretion finds the Relocated Space unacceptable or the move would unduly burden Tenant’s business operations, then Tenant shall have the right, exercisable by delivery of written notice to Landlord (a "Relocation Termination Notice") within fifteen (15) days following delivery to Tenant of a Relocation Notice, to terminate this Lease, in which event Tenant shall vacate and surrender the Premises to Landlord in accordance with this Lease on or before effective date of such relocation, and this Lease shall terminate upon such relocation date; provided, further, upon receipt of a Relocation Termination Notice from Tenant, Landlord shall have the right, exercisable upon delivery of written notice to Tenant to rescind its Relocation Notice and Tenant's right to terminate this Lease.

22. Holding Over.

If Tenant fails to surrender all or any part of the Premises at the termination of this Lease, occupancy of the Premises after termination shall be that of a tenancy at sufferance. Tenant’s occupancy shall be subject to all the terms and provisions of this Lease, and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the sum of the Base Rent and Additional Rent in effect immediately preceding such termination for the first thirty (30) days of such holding over and 200% for any such holding over which exceeds thirty (30) days. No holdover by Tenant or payment by Tenant after the termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. If Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements for a new tenant as a result of Tenant’s holdover beyond thirty (30) days, then Tenant shall be liable for any and all damages, fees, and/or costs incurred or to be incurred (including consequential damages) that Landlord suffers from the holdover.

23. Subordination to Mortgages; Estoppel Certificate.

Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Complex, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute Mortgagee’s standard form subordination agreement in favor of the Mortgagee. As an alternative, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant, without charge, shall attorn to any successor to Landlord’s interest in this Lease. Tenant shall, within ten (10) Business Days after receipt of a written request from Landlord, execute and deliver a subordination agreement and/or estoppel certificate to those parties as are reasonably requested by the other (including a Mortgagee or prospective purchaser). Without limitation, such estoppel certificate may include a certification as to the status of this Lease, the existence of any defaults and the amount of Rent that is due and payable. Tenant acknowledges its obligation to pay an administration fee at a daily rate of $50.00 for each day that Tenant is late in providing any such subordination agreement or estoppel certificate (or a daily rate of $100.00 for both), commencing on the eleventh (11th) day following Landlord’s request therefor. If Tenant has not provided any such subordination agreement or estoppel certificate within twenty (20) days following Tenant’s receipt of Landlord’s written request therefor, Tenant hereby appoints Landlord as Tenant’s attorney-in-fact, which appointment is coupled with an interest, to execute, acknowledge and deliver any such subordination agreement or estoppel certificate for and on behalf of Tenant, without any liability on the part of Landlord for the accuracy of any information contained therein, and Tenant shall thereupon be deemed to have acknowledged the accuracy of all information set forth therein for the benefit of Landlord, any current or prospective Mortgagee, or any prospective purchaser of any interest of Landlord in the Building. However, if any such party is unwilling to rely on such subordination agreement or estoppel certificate from Landlord (or if Landlord is unwilling for any reason to execute such subordination agreement or estoppel certificate as attorney-in-fact for Tenant), the daily administration fee described herein shall continue until such time as Tenant has provided the subordination agreement or estoppel certificate as originally requested.

24. Notice.

All demands, approvals, consents or notices (collectively referred to as a “notice”) shall be in writing and delivered by hand or sent by registered, express, or certified mail, with return receipt requested or with delivery confirmation requested from the U.S. postal service, or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Section 1; provided, however, notices sent by Landlord regarding general Building operational matters may be posted in the Building mailroom or the general Building newsletter or sent via e-mail to the e-mail address provided by Tenant to Landlord for such purpose. In addition, if the Building is closed (whether due to emergency, governmental order or any other reason), then any notice address at the Building shall not be deemed a required notice address during such closure, and, unless Tenant has provided an alternative valid notice address to Landlord for use during such closure, any notices sent during such closure may be sent via e-mail or in any other practical manner reasonably designed to ensure receipt by the intended recipient. Each notice shall be deemed to have been received on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or any other Notice Address of Tenant without providing a new Notice

Address, 3 days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address.

25. Surrender of Premises.

At the termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Property and any and all Required Removables from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear and damage which Landlord is obligated to repair hereunder excepted. If Tenant fails to remove any of Tenant’s Property or Required Removables, or to restore the Premises to the required condition as of the date of termination of this Lease or Tenant’s right to possession of the Premises, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and/or store Tenant’s Property and Required Removables, as the case may be, and/or perform such restoration of the Premises. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord the reasonable expenses and storage charges incurred. If Tenant fails to remove Tenant’s Property from the Premises or storage, within thirty (30) days after notice, Landlord may deem all or any part of Tenant’s Property to be abandoned and, at Landlord’s option, title to Tenant’s Property shall vest in Landlord or Landlord may dispose of Tenant’s Property in any manner Landlord deems appropriate.

26. Miscellaneous.

26.01 This Lease shall be interpreted and enforced in accordance with the Laws of the State of California and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of California. In addition to any methods of service of process provided for under applicable law, all service of process in any proceeding in any California state or United States court sitting in the county where the Premises are located, may be made by certified or registered mail, return receipt requested, to the Tenant’s Notice Address, and service so made shall be complete upon receipt; except that if Tenant shall refuse to accept delivery, service shall be deemed complete on the date such delivery was attempted and refused.

26.02 If Landlord utilizes the services of an attorney due to Tenant’s failure to pay Rent when due or otherwise comply with the provisions of this Lease, then Tenant shall be required to pay Additional Rent in an amount equal to the actual attorneys’ fees and costs actually incurred by Landlord in connection therewith irrespective of whether any legal action or proceeding may be commenced or filed by Landlord. Notwithstanding the foregoing, in any action or proceeding between Landlord and Tenant, including any appellate or alternative dispute resolution proceeding, the prevailing party shall be entitled to recover from the non-prevailing party all of its costs and expenses in connection therewith, including, but not limited to, reasonable attorneys’ fees actually incurred. Any such fees and other expenses incurred by either party in enforcing a judgment in its favor under this Lease shall be recoverable separately from and in addition to any other amount included in such judgment, and such obligation is intended to be severable from the other provisions of this Lease and to survive and not be merged into any such judgment.

26.03 No failure by either party to declare a default immediately upon its occurrence, nor any delay by either party in taking action for a default, nor Landlord’s acceptance of Rent with knowledge of a Default by Tenant, shall constitute a waiver of the Default, nor shall it constitute an estoppel.

26.04 Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, pandemics, civil disturbances and other causes beyond the reasonable control of Landlord or Tenant, as the case may be, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (“Force Majeure”).

26.05 Landlord shall have the right to transfer and assign its rights and obligations under this Lease and in the Building and Complex. Upon transfer, Landlord shall be released from any further obligations hereunder and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations, provided that any successor pursuant to a voluntary, third party transfer (but not as part of an involuntary transfer resulting from a foreclosure or deed in lieu thereof) shall have assumed Landlord’s obligations under this Lease.

26.06 Landlord has delivered a copy of this lease to Tenant for Tenant’s review only and the delivery of it does not constitute an offer to Tenant or an option. Tenant represents that it has dealt directly with and only with Tenant’s Broker as a broker in connection with this Lease. Tenant shall defend, indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease. Landlord shall defend, indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers claiming to have represented Landlord in connection with this Lease.

26.07 Landlord, at Landlord’s cost, shall provide initial “Building Standard” signage at the main lobby directory and at the entrance to the Premises identifying Tenant; any replacements of or changes to such signage shall be at Tenant’s sole cost and expense. Tenant shall not place or permit to be placed any lights, decorations, banners, signs, window or door lettering, advertising media, or any other item that can be viewed from the exterior of the Premises without obtaining Landlord’s prior written consent, which may be withheld in Landlord’s sole discretion. Subject to the foregoing, Tenant shall have the right to install custom signage in the Premises; any such signage shall be a Required Removable. By no later than the Termination Date (or earlier the date of any earlier termination of this Lease), Tenant shall repair any damage to the Premises or the Building caused by any installation, maintenance or removal of signage, all at Tenant’s expense. If any such items are installed without Landlord’s consent, or are not timely removed, or repairs are not timely made, Landlord shall have the right (but not the obligation) to remove any or all of such items and/or repair any such damage or injury, all at Tenant’s sole cost and expense.

26.08 Time is of the essence of each and every term, condition and provision of this Lease in which time of performance is a factor. The parties agree that notwithstanding any Law to the contrary, Landlord has no duty to notify Tenant that Tenant has failed to give any notice that Tenant has the right to give under the Lease, including notice of the exercise of any option.

26.09 Tenant may peacefully have, hold and enjoy the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements. This covenant shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building.

26.10 This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease. Landlord reserves the right to make changes to the Complex, Building and Common Areas as Landlord deems appropriate.

26.11 If Tenant comprises more than one person, all such persons shall be jointly and severally liable for payment of Rent and the performance of Tenant’s obligations hereunder. If Tenant is a partnership, all current and future general partners of Tenant shall be jointly and severally liable for such obligations. No individual partner or other person shall be deemed to be released from its obligations hereunder except to the extent any such release is expressly set forth in a written agreement executed by Landlord in the exercise of its sole discretion. If there is more than one Tenant or if Tenant is comprised of more than one party or entity, requests or demands from any one person or entity comprising Tenant shall be deemed to have been made by all such persons or entities. Notices to any one person or entity shall be deemed to have been given to all persons and entities.

26.12 Tenant represents, warrants and covenants that:

(a) Tenant and its principals are not acting, and will not act, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control;

(b) Tenant and its principals are not engaged, and will not engage, in this transaction, directly or indirectly, on behalf of, or instigating or facilitating, and will not instigate or facilitate, this transaction, directly or indirectly, on behalf of, any such person, group, entity, or nation; and

(c) Tenant acknowledges that the breach of this representation, warranty and covenant by Tenant shall be an immediate Default under the Lease.

26.13 If any term or provision of this Lease shall to any extent be void or unenforceable, the remainder of this Lease shall not be affected. Tenant represents and warrants to Landlord, and agrees, that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant and that the entity(ies) or individual(s) constituting Tenant or Tenant’s guarantor, if any, or which may own or control Tenant or Tenant’s guarantor or which may be owned or controlled by Tenant or Tenant’s guarantor are not and at no time will be (i) in violation of any Laws relating to terrorism or money laundering, or (ii) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or other replacement official publication of such list.

26.14 This Lease has been negotiated at arms’ length between persons knowledgeable in business and real estate matters who have had the opportunity to confer with counsel in the negotiation hereof. Accordingly, any rule of law or legal decision that would require interpretation of this Lease against the party that drafted it is not applicable and is waived, and this Lease shall be given a fair and reasonable interpretation in accordance with the meaning of its terms. References in this Lease to articles, sections, paragraphs or exhibits pertain to articles, sections, paragraphs and exhibits of this Lease unless otherwise specified. The word “including” means “including, without limitation.” The word “or” means “and/or” unless the context clearly indicates an obligation to choose one of two or more alternatives. The word “person” includes legal entities as well as natural persons. The word “may” means “may, but shall not be required to.” Unless otherwise expressly specified in the applicable provisions, the phrase “at any time” means “at any time and from time to time.” The article, section and paragraph headings in this Lease are solely for convenience of reference and shall not constitute a part of this Lease, nor shall they affect the meaning, construction or effect hereof. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include the appropriate number and gender, as the context may require. Any reference to any specific statute, ordinance or other Law shall be deemed to include any amendments thereto, or any successor or similar Law addressing the same subject matter.

26.15 Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant, by any Tenant Related Party, or by any other person except Landlord. Any such recording in violation of this Section 26.16 shall constitute a Default.

26.16 Within ten (10) days after written request from Landlord from time to time during the Term, but not more frequently than once per calendar year unless in connection with any financing, refinancing or sale of the Building, Tenant shall provide Landlord with current financial statements and a statement of Tenant’s cash flow setting forth Tenant’s financial condition and net worth for the most recent quarter, including balance sheets and statements of profits and losses. Such statements shall be prepared in accordance with generally accepted accounting principles certified by Tenant’s president, chief executive officer or chief financial officer. Landlord shall keep such financial information confidential and shall only disclose such information to Landlord’s lenders, consultants, purchasers or investors, or other agents (who shall be subject to the same confidentiality obligations) on a need to know basis in connection with the administration of this Lease.

26.17 This Lease shall only become effective and binding upon full execution hereof by both parties and delivery of a signed copy to both parties. This Lease may be executed in one or more counterparts, and each of which, so executed, shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument. This Lease may be executed in so-called “pdf” format and each party has the right to rely upon a pdf counterpart of this Lease signed by the other party to the same extent as if such party had received an original counterpart.

26.18 This Lease constitutes the final, complete and exclusive statement among the parties hereto, supersedes all prior and contemporaneous understandings or agreements of the parties, and is binding on and, subject to the provisions herein, inures to the benefit of their respective heirs, representatives, successors and assigns. No party has been induced to enter into this Lease by, nor is any party relying on, any representation or warranty outside those expressly set forth in this Lease. Any agreement made after the date of this Lease is ineffective to modify, waive, or terminate this Lease, in whole or in part, unless such agreement is in writing, signed by the parties to this Lease, and specifically states that such agreement modifies this Lease.

26.19 Tenant acknowledges that Tenant has received the asbestos notification letter attached to this Lease as Exhibit H hereto, disclosing the existence of asbestos in the Building. As part of Tenant's obligations under this Lease, Tenant agrees to comply with the California "Connelly Act" and other applicable laws, including providing copies of Landlord's asbestos notification letter to all of Tenant's "employees" and "owners," as those terms are defined in the Connelly Act and other applicable laws.

26.20 The Premises have not been issued a disability access inspection certificate or undergone inspection by a Certified Access Specialist (“CASp”). The following notice is given pursuant to California Civil Code Section 1938: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Landlord and Tenant hereby agree that if Tenant elects to perform a CASp inspection of the Premises, Tenant will provide written notice to Landlord, and Landlord may elect, in Landlord’s sole discretion, to retain a CASp to perform the inspection. If Landlord does not so elect, the time and manner of the CASp inspection is subject to the prior written approval of Landlord. In either event, the payment of the fee for the CASp inspection shall be borne by Tenant. The cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises shall be allocated as provided in Section 5 of this Lease.

26.21 In the performance of this Lease, Tenant covenants and agrees not to discriminate on the basis of the fact or perception of a person's race, color, creed, religion, national origin, ancestry, age, sex, sexual orientation, gender identity, domestic partner status, marital status, disability or Acquired Immune Deficiency Syndrome or HIV status (AIDS/HIV status), weight, height, association with members of classes protected under this chapter or in retaliation for opposition to any practices forbidden under Chapter 12 of the San Francisco Administrative Code against any employee of Tenant, any City and County employee working with Tenant, any applicant for employment with Tenant, or any person seeking accommodations, advantages, facilities, privileges, services, or membership in all business, social, or other establishments or organizations operated by Tenant in the City and County of San Francisco. Tenant must comply with the provisions of Sections 12B.2(a), 12B.2(c)-(k), and 12C.3 of the San Francisco Administrative Code which are incorporated herein by reference. Where the term “contractor is used therein it shall be deemed to mean “tenant”.

26.22 The State of California, pursuant to Section 2 of Chapter 1333 of the Statutes of 1968, as amended, has reserved all subsurface mineral deposits, including oil and gas deposits, on or underlying the leased premises under the Ground Lease. In accordance with the provisions of the Statute, the Ground Lessor granted to the State of California the right to explore and drill for and extract said subsurface minerals, including oil and gas deposits, from an area of 2,500 square feet located by the California Grid System, Zone 3, at a point where x = 1,452,333 and y = 401,666 which area was not improved on June 1, 1972.

26.23 Tenant's estate hereunder shall in all respects be limited to, and be construed in a fashion consistent with, the estate granted to Landlord under the Ground Lease by Ground Lessor. In the event Landlord is prevented from performing any of its obligations under this Lease by reason of a breach by Ground Lessor of its obligations under the Ground Lease, then Landlord's sole obligation to Tenant in respect thereto shall be to use reasonable efforts in diligently pursuing the correction or cure by Ground Lessor of Ground Lessor's breach. Any condition resulting from a breach by Ground Lessor shall not constitute as between Landlord and Tenant an eviction, actual or constructive, of Tenant and no such breach shall excuse Tenant from the performance or observance of any of its obligations to be performed or observed under this Lease, or entitle Tenant to receive any reduction in or abatement of any Rent. If for any reason the term of the Ground Lease shall terminate prior to the Expiration Date, this Lease shall automatically be terminated, and Landlord shall not be liable to Tenant by reason thereof unless said termination shall have been caused by the default of Landlord, and said Landlord default was not a result of a default by Tenant hereunder. As used in this Lease, the term "Ground Lease" shall mean that certain Lease Agreement dated June 28, 1974, between the City and County of San Francisco, a municipal corporation operating through the San Francisco Port Commission ("Ground Lessor"), and Francisco Bay Office Park, a limited partnership (Landlord's predecessor-in-title), respecting Seawall Lots 315, 316 and 317, San Francisco, California, as the same has been and may from time to time in the future be supplemented, amended, modified, extended or replaced.

26.24 The City and County of San Francisco adopted a City-wide "First Source Hiring Program" on August 3, 1998 by Ordinance No. 264-98, codified at San Francisco Administrative Code Sections 83.1-83.18. The First Source Hiring Program ("FSHP") is designed to identify entry level positions associated with commercial activities and provide first interview opportunities to graduates of City-sponsored training programs. Tenant acknowledges that its activities on the Premises are or may be subject to FSHP. Although Landlord makes no representation or warranty as to the interpretation or application of FSHP to the Premises, or to Tenant's activities thereon, Tenant acknowledges that (a) FSHP may impose obligations on Tenant, including good faith efforts to meet requirements and goals regarding interviewing, recruiting, hiring and retention of individuals for entry level positions; (b) FSHP requirements could also apply to certain contracts and subcontracts entered into by Tenant regarding the Premises, including construction contracts; and (c) FSHP requirements, if applicable, may be imposed as a condition of permits, including building permits, issued for construction or occupancy of the Premises.

26.25 In accordance with Chapter 38 of the San Francisco Administrative Code, the Disability Access Obligations Notice attached hereto as Exhibit J (the “Access Notice”) is incorporated herein by this reference. Execution of this Lease by the parties hereto shall be deemed to constitute and represent the parties’ acknowledgement and execution of the Access Notice, notwithstanding that such Access Notice may not be separately executed. Section 5 of this Lease sets forth the parties’ respective obligations regarding the performance of and payment for disability access improvements. Further, each party shall use reasonable efforts to notify the other of alterations the notifying party may make to or affecting the Premises or Building that might impact accessibility under federal and state disability access laws. Such notification regarding alterations shall in no event be construed to limit Tenant’s obligations or to expand Tenant’s rights under this Lease (including, without limitation, Section 9 of this Lease, and, without limiting the generality of the foregoing, in no event shall such notification be deemed to constitute any notice required to be given by Tenant to Landlord under any other provision of this Lease. Pursuant to San Francisco Ordinance No. 51-16 (3/23/16), Landlord hereby provides, and Tenant acknowledges receipt of, written notice of the mandatory requirements of Chapter 11D of the San Francisco Building Code that are applicable to all places of public accommodation, provided, however, such notice shall not be deemed to be an expression of opinion by Landlord as to whether the Premises is or may be a “place of public accommodation” as that term has meaning under California and United States law.

SIGNATURE PAGE FOLLOWS

Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

JPPF WATERFRONT PLAZA, L.P.,
a Delaware limited partnership

By: JPPF Waterfront Plaza GP, LLC,
a Delaware limited liability company

Its: General Partner

 By: /s/ Kyle Snyder

 Name: Kyle Snyder

 Its: Authorized Signatory

TENANT:
Third Harmonic Bio, Inc., a Delaware corporation By: /s/ Natalie Holles Name: Natalie Holles Its: Chief Executive Officer

EXHIBIT A

OUTLINE AND LOCATION OF PREMISES

EX A - 1

EXHIBIT B

EXPENSES, TAXES AND INSURANCE EXPENSES

EX B - 1

EXHIBIT C

WORK AGREEMENT

EX C - 1

EXHIBIT C-1

SPACE PLAN

EX C-1 - 1

EXHIBIT D

COMMENCEMENT LETTER

EX D - 1

EXHIBIT E

BUILDING RULES AND REGULATIONS

EX E - 1

EXHIBIT F

ADDITIONAL PROVISIONS

EX F - 1

EXHIBIT G

PARKING AGREEMENT

EX G - 1

EXHIBIT H

ASBESTOS NOTIFICATION

EX H - 1

EXHIBIT I

EXISTING EXCLUSIVES

EX I - 1

EXHIBIT J

DISABILITY ACCESS OBLIGATIONS UNDER

SAN FRANCISCO ADMINISTRATIVE CODE CHAPTER 38

EX I - 2